Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of March 1st, 2022 (the “Effective Date”) between Cheetah Net Supply Chain Service Inc., with an address of 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210 USA (“Company”), and Huan Liu, with an address at 200 Amsterdam Ave 3B, New York, NY 10024 (“Employee”) (Company and Employee are each a “Party” and collectively the “Parties”).

Whereas, Employee is experienced in business strategy and development, operation management and marketing plan; and

Whereas, Company desires to retain Employee to provide business development, operation management and marketing services and Employee agrees to provide such services, in accordance with the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the premises, mutual covenants, terms, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Services. Employee’s title shall be Chief Executive Officer (“CEO”) of Company. Employee will provide services to Company, as further described in Attachment A - (the “Services”). Employee shall provide such services as Company may reasonably request.

2. Appointment; Term. Company hereby appoints Employee and Employee hereby accepts appointment for Company, subject to the terms and conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for 3 years (the “Term”).

3. Use of Company Facilities, Equipment. Company may authorize use of certain Company facilities and services, including, but not limited to, use of temporary office space and Company equipment related to authorized projects, as long as such use does not interfere with the day-to-day operations of Company.

4. Ownership of Work Product. All work product developed by Employee, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research, or development of Company, or which result, to any extent, from the Services performed by Employee for Company, or use of Company’s Confidential Information (as defined below), will be the sole property of Company.

5. Compensation. As consideration for the Services, Company shall pay Employee a base salary of USD$72,000 per annum (before tax) in accordance with company practices and equity rewards depend on company annual performance. Company payday is 9th of each calendar month.

6. Expenses. Company shall promptly reimbursement Employee for all reasonable travel related expenses incurred in the ordinary course of providing services outlined in this Agreement. Reimbursable expenses shall not be limited to, but shall include, reasonable costs of airfare, hotels, business meals when traveling, and mileage reimbursement. Employee shall provide a formal accounting of all expenses including receipts on a monthly basis for approval and payment.

7. Termination. This Agreement shall automatically renew unless terminated by either Party. This Agreement may be terminated upon mutual written consent of the Employee and Company. At any time after the twelve (12) months hereof, Employee may terminate this Agreement (a) upon thirty (30) days’ prior written notice to Company or (b) immediately if Employee is subject to materially diminished duties or responsibilities, provided that should a replacement CEO be retained by Company, such retention of the replacement shall not constitute diminished duties or responsibilities. Company may terminate this Agreement (i) without prior notice and without further obligation for reasons of just cause (e.g., fraud, theft, conviction of a felony, improper or dishonest action or significant acts of misconduct) on the part of Employee or any of Employee’s agents providing services to Company, and (ii) without just cause upon thirty (30) days’ written notice to Employee. This Agreement shall automatically terminate upon the death of Employee. In the event of the termination of this Agreement, Company shall pay Employee the base salary through the date of termination.

8. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, electronically, telecopied or sent by certified, registered or express mail, postage prepaid, to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given when so delivered personally, electronically, telecopied or if mailed, five (5) days after the date of mailing, as follows:

If to Company:

Cheetah Net Supply Chain Service Inc.

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

Or through electronic mail at [*]

If to Employee:

Huan Liu

200 Amsterdam Ave 3B, New York, NY 10024

Or through electronic mail at [*]

9. Confidentiality; Non-Solicitation.

A. Employee shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to Company and take such other precautions with respect thereto as Company, in its sole discretion, may reasonably request. Employee shall not at any time, whether before or after the termination of this Agreement, use, copy, disclose or make available any Confidential Information (as defined herein) to any corporation, governmental body, individual, partnership, trust or other entity (a “Person”); except that Employee may use, copy or disclose to any Person any Confidential Information (as defined herein) (i) to the extent required in the performance of the Services, (ii) to the extent it becomes publicly available through no fault of Employee, and (iii) to the extent Employee is required to do so pursuant to applicable law or court order.

B. For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of Company that is not generally available to the public and that Company desires to keep confidential, including, but not limited to, trade secrets, inventions, financial information, information as to customers, clients or patients, and suppliers, sales and marketing information, and all documents and other tangible items relating to or containing any such information. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to Company.

C. All Confidential Information disclosed or made available by Company to Employee shall at all times remain the personal property of Company and all documents, lists, plans, proposals, records, electronic media or devices and other tangible items supplied to Employee that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of Company, be returned to Company immediately upon termination of this Agreement for whatever reason or sooner upon demand.

D. Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Company of any reporting described in clause (i).

E. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), Employee may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Employee, if suing Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Employee does not disclose the trade secret except pursuant to court order.

F. Employee acknowledges that a breach of the provisions of this Section 9 shall cause irreparable harm to Company for which it will have no adequate remedy at law. Employee agrees that Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order or other equitable relief in favor of itself restraining Employee from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which Company may have in law or in equity.

G. Additionally, during the Term, Employee shall not induce or solicit Company’s employees, agents, Employees, contractors, clients, and customers away from Company on its behalf or on behalf of any other company or person. Employee agrees that this Section 9, the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of Company.

H. The confidentiality and non-solicit obligations set forth herein shall survive for a period of twelve (12) months after the termination or expiration of this Agreement.

10. Indemnification. Employee and Company shall mutually indemnify, defend (with counsel chosen by Company), and hold each other harmless from and against any and all claims, losses, damages, liabilities, actions, costs and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the other party and arising directly and indirectly out of: (i) any breach of this Agreement by the either party, (ii) any breach by either party of written policies or standards for Company or (iii) any other act or omission of either party.

11. Miscellaneous.

A. Tax Withholding. Company may withhold from Employee any amounts payable under this Agreement for such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

B. Governing Law; Jurisdiction and Venue. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect, and in all other respects by the laws of the State of New York and the federal laws of the United States applicable therein, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Employee and Company hereto specifically consent and agree that the venue of any such action shall be in the courts of New York and each of Employee and Company hereby waive any claim that such venue is an inconvenient forum for the resolution of such proceeding.

C. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes any prior agreement or understanding, whether oral or written, between the Parties hereto with respect to the subject matter hereof.

D. Waivers and Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

E. Assignment. This Agreement may not be assigned by either Party without the prior written consent of a duly authorized officer of the other Party. The merger or consolidation of a Party, or the sale of all or substantially all of the assets or shares of a Party hereto, shall not be deemed an assignment of this Agreement.

F. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

G. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

H. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows.]

In Witness Whereof, the Parties have entered into this Employment Agreement as of the Effective Date set forth above.

Cheetah Net Supply Chain Service Inc.

By:	/s/ Huan Liu
Name:	HUAN LIU
Title:	Chairman of the Board

Employee

/s/ Huan Liu
Name:	HUAN LIU

Exhibit A – Services

Job Summary:

The Chief Executive Officer provides leadership for all aspects of the company’s operations with an emphasis on long-term goals, growth, profit, and return on investment.

Supervisory Responsibilities:

•	Oversees the ongoing operations of all divisions in the company.
•	Manages and directs the company toward its primary goals and objectives.
•	Oversees employment decisions at the executive level of the company.
•	Leads a team of executives to consider major decisions including acquisitions, mergers, joint ventures, or large-scale expansion.
•	Promotes communication and cooperation among divisions to create a spirit of unity in the organization.

Duties/Responsibilities:

•	Works with the board of directors and other executives to establish short-term objectives and long-range goals, and related plans and policies.
•	Presents regular reports on the status of the company’s operations to the board of directors and to company staff.
•	Oversees the organizations’ financial structure, ensuring adequate and sound funding for the mission and goals of the company.
•	Reviews the financial results of all operations, comparing them with the company’s objectives and taking appropriate measures to correct unsatisfactory performance and results.
•	Ensures the company’s compliance with all applicable laws, rules, regulations, and standards.
•	Negotiates with other companies regarding actions such as mergers, acquisitions, or joint ventures.
•	Serves as the company’s representative to the board of directors, shareholders, employees, customers, the government, and the public.
•	Performs other related duties to benefit the mission of the organization.